Exhibit 2.2

STOCKHOLDERS AGREEMENT

between

JBS USA HOLDINGS, INC.

and

PILGRIM’S PRIDE CORPORATION

dated

[                    ], 20

TABLE OF CONTENTS

		Page
ARTICLE 1

CERTAIN DEFINITIONS

SECTION 1.01	Certain Definitions	1

ARTICLE 2

RESTRICTIONS ON TRANSFERABILITY

SECTION 2.01	Standstill	2

ARTICLE 3

CORPORATE GOVERNANCE

SECTION 3.01	Composition of the Board	3
SECTION 3.02	Certificate of Incorporation and Bylaws to Be Consistent	4
SECTION 3.03	Approval of Equity Directors and Founder Director Required for Certain Actions	4
SECTION 3.04	Agreement with Respect to Voting of Common Stock	5

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

SECTION 4.01	Representations of the Reorganized Company	5
SECTION 4.02	Representations of JBS USA	6

ARTICLE 5

MANDATORY EXCHANGE TRANSACTION; TAX-FREE TRANSACTION

SECTION 5.01	Affirmative Covenants	6
SECTION 5.02	Negative Covenants	7
SECTION 5.03	Permitted Redemptions and Repurchases	7

ARTICLE 6

MISCELLANEOUS

SECTION 6.01	Termination	8
SECTION 6.02	Public Filings	8
SECTION 6.03	Market Listing	8

i

ii

SCHEDULES

Schedule 3.01(a)(i)	Initial JBS Directors
Schedule 3.01(a)(iii)	Initial Equity Directors

STOCKHOLDERS AGREEMENT

Stockholders Agreement (this “Agreement”), dated as of [            ], 20    , between Pilgrim’s Pride Corporation, a Delaware corporation (the “Reorganized Company”), and JBS USA Holdings, Inc., a Delaware corporation (“JBS USA”, together with the Reorganized Company, the “Parties”).

RECITALS

WHEREAS, pursuant to the Stock Purchase Agreement, dated September 16, 2009, between the Company and JBS USA (the “Stock Purchase Agreement”) and the Reorganization Plan, all of the existing shares of capital stock of the Company were cancelled, and the Reorganized Company issued shares of new common stock, par value $.01 per share (the “Common Stock”);

WHEREAS, pursuant to the Stock Purchase Agreement and the Reorganization Plan and as of the date hereof, JBS USA holds 64% of the issued and outstanding Common Stock; and

WHEREAS, the Parties wish to enter into this Agreement to set forth (i) certain of their rights, duties and obligations following the Closing and (ii) restrictions on certain activities in respect of the Common Stock, corporate governance, and other related corporate matters.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

SECTION 1.01 Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Stock Purchase Agreement. In addition, as used in this Agreement, the following terms shall have the following respective meanings:

“Board” means the board of directors of the Reorganized Company.

“Bylaws” means the bylaws of the Reorganized Company.

“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Reorganized Company, as it may be amended from time to time.

“Equity Director” has the meaning ascribed to such term in the Certificate of Incorporation.

“Equity Nominating Committee” has the meaning ascribed to such term in the Certificate of Incorporation.

“Exchange” means any national securities exchange registered under Section 6 of the Exchange Act.

“Founder Director” has the meaning ascribed to such term in the Certificate of Incorporation.

“independent director” has the meaning ascribed to such term in the Certificate of Incorporation.

“JBS Nominating Committee” has the meaning ascribed to such term in the Certificate of Incorporation.

“JBS Stockholder” has the meaning ascribed to such term in the Certificate of Incorporation,

“Mandatory Exchange Transaction” has the meaning ascribed to such term in the Certificate of Incorporation.

“Minority Investors” has the meaning ascribed to such term in the Certificate of Incorporation.

“Standstill Period” means the period commencing on the date hereof and ending [                     ].1

ARTICLE 2

RESTRICTIONS ON TRANSFERABILITY

SECTION 2.01 Standstill. During the Standstill Period, neither JBS USA nor any of its Affiliates shall acquire, directly or indirectly, beneficial ownership of any equity interests of the Reorganized Company, including any shares of Common Stock, except by way of (a) stock splits, stock dividends, reclassifications, recapitalizations, or other distributions by the Reorganized Company to all holders of Common Stock on a pro rata basis, (b) acquisition by JBS USA of shares of Common Stock pursuant to the Mandatory Exchange Transaction and (c) as permitted under Section 5.03. Unless otherwise specified, as used in this Agreement, a Person shall be deemed the “beneficial owner” of, shall be deemed to have “beneficial ownership” of and shall be deemed to “beneficially own” any Common Stock which such Person or any of such Person’s Affiliates is deemed to beneficially own, directly or indirectly, within the meaning of Rule 13d-3 under the Exchange Act, as well as any Common Stock with respect to which such Person (i) directly or indirectly, owns, exercises or has the right to exercise any voting or economic rights, whether fixed or contingent or (ii) is treated as the owner thereof for U.S. federal income tax purposes.

[1]	The Standstill Period shall end two years and 30 days after the Closing.

ARTICLE 3

CORPORATE GOVERNANCE

SECTION 3.01 Composition of the Board. (a) Pursuant to the Reorganization Plan, from and as of the date hereof the authorized number of directors comprising the Board shall be nine, unless changed in accordance with the provisions of this Agreement, the Certificate of Incorporation and the Bylaws. The Board shall initially be composed of: (i) the six (6) directors listed on Schedule 3.01(a)(i) hereto, who have been designated by JBS USA (the “JBS Directors”), (ii) the Founder Director, and (iii) the two (2) Equity Directors listed on Schedule 3.01(a)(iii) hereto. For so long as the JBS Stockholder is the beneficial owner (as that term is used with respect to the JBS Stockholder in the Certificate of Incorporation) of 35% or more of the outstanding Common Stock, no person shall be nominated as an Equity Director pursuant to the Certificate of Incorporation if JBS USA reasonably determines that such person (A) is unethical or lacks integrity or (B) is a competitor or is affiliated with a competitor of the Reorganized Company. The directors shall serve in a manner consistent with the terms of the Certificate of Incorporation and Bylaws.

(b) The Reorganized Company and JBS USA acknowledge that, based upon information regarding the individuals listed on Schedule 3.01(a)(iii) that has been provided to the Reorganized Company and to JBS USA as of the date hereof, the individuals so listed are independent directors and are satisfactory to JBS USA.

(c) If applicable Law or, at any time while the Reorganized Company’s equity securities are traded on an Exchange, the rules of such Exchange require a greater number or proportion of independent directors on the Board, then (i) if the JBS Stockholder beneficially owns (as that term is used with respect to the JBS Stockholder in the Certificate of Incorporation) at least 50% of the issued and outstanding Common Stock, then, at the option of the JBS Nominating Committee, either (A) one or more of the then-existing JBS Directors who are not independent directors shall be replaced (if necessary, by removing or procuring the resignation of each such JBS Director in accordance with the procedures set forth in Section 3.01(d)(ii) and (d)(iii)) with one or more JBS Directors who are independent directors such that, after such replacement, the number or proportion of independent directors on the Board will comply with such requirement or (B) the number of directors on the Board shall be increased by two (2) and the vacancies created by such increase shall be filled with persons designated by the JBS Nominating Committee who are independent directors such that the number or proportion of independent directors on the Board will comply with such requirement; or (ii) if the JBS Stockholder beneficially owns (as that term is used with respect to the JBS Stockholder in the Certificate of Incorporation) less than 50% of the issued and outstanding Common Stock, then one or more of the then-existing JBS Directors who are not independent directors shall be replaced (if necessary, by removing or procuring the resignation of each such JBS Director in accordance with the procedures set forth in Section 3.01(d)(ii) and (d)(iii)) with one or more JBS Directors who are independent directors such that, after such replacement, the number or proportion of independent directors on the Board will comply with such requirement. In the event that the size of the Board is expanded pursuant to this Section 3.01(c), no person shall be nominated or appointed as a director if the Equity Nominating Committee reasonably determines that such person (A) is unethical or lacks integrity or (B) is a competitor or is affiliated with a competitor of the Reorganized Company or any material Subsidiaries.

(d) If at any time the number or proportion of JBS Directors, Equity Directors or Founder Director on the Board is required to be reduced pursuant to Section 5.2(b) of the Certificate of Incorporation or a director is required to be replaced pursuant to Section 3.01(c), then (i) the JBS Nominating Committee, if any JBS Directors shall be required to be removed or resign, or the Equity Nominating Committee, if any Equity Directors or the Founder Director shall be required to be removed or resign, shall promptly determine which of the JBS Directors or Equity Directors or the Founder Director, as applicable, shall be required to tender his, her or their resignation or resignations in order to so modify the composition of the Board, (ii) the Parties shall exercise their respective commercially reasonable efforts to cause such director or directors to tender promptly his, her or their unconditional resignation or resignations from the Board, with any such resignation being immediately effective without being required to be accepted by the Board, and (iii) if any director who is required to resign from the Board pursuant to Section 3.01(c) or this Section 3.01(d) refuses or otherwise fails to tender his, her or their resignation in accordance with the foregoing within ten (10) days of the date of the change in ownership of Common Stock or change in applicable Law or Exchange rule giving rise to the obligation to change the Board pursuant to Section 5.2(b) of the Certificate of Incorporation or Section 3.01(c), then (if not called by the Equity Nominating Committee) JBS USA shall use its commercially reasonable efforts to cause the Reorganized Company to call and hold a special meeting of stockholders of the Reorganized Company as promptly as practicable for the purpose of removing such director or directors, and, notwithstanding anything to the contrary contained in Section 3.04, JBS USA shall cause all shares of Common Stock beneficially owned by JBS USA and its Affiliates to be voted in support of such removal.

(e) The Reorganized Company and the Board will include the persons nominated in accordance with the Certificate of Incorporation in the Reorganized Company proxy materials. The Reorganized Company and JBS USA will use all reasonable efforts to cause the election of such persons nominated. To the fullest extent permitted by Law, the Reorganized Company agrees to use all reasonable efforts to solicit proxies for such nominees for director from all holders of Common Stock.

SECTION 3.02 Certificate of Incorporation and Bylaws to Be Consistent. JBS USA and the Reorganized Company shall, to the extent permitted by Law, take or cause to be taken all action necessary or appropriate to ensure that none of the Certificate of Incorporation or the Bylaws contain any provisions inconsistent with this Agreement or which would in any way nullify or impair the terms of this Agreement or the rights promulgated hereunder.

SECTION 3.03 Approval of Equity Directors and Founder Director Required for Certain Actions. Neither JBS USA nor the Reorganized Company will (a) without the approval of at least a majority of the Equity Directors and any Founder Director, as a group, approve or authorize any amendment or repeal of Sections 5.2, 5.3, 5.4, 5.5 or 5.6 or Articles VI, VIII, IX, X, XI, XII or XIII of the Certificate of Incorporation, or any other amendment to the Certificate of Incorporation or Bylaws that, individually or taken as a whole with any other amendments, would adversely affect, or could reasonably be expected to adversely affect, in any material respect, the rights of the Minority Investors, as a class (whether by merger, consolidation or otherwise), or (b) until the occurrence of any Founder Triggering Event (as defined in the Certificate of Incorporation), without the approval of the Founder Director, approve or authorize any amendment to Section 5.2, Section 5.4,
Article X, Article XIII or the third to last sentence of Section 5.5 of the Certificate of Incorporation or Section 3.3, Section 3.6,
Section 3.10(f) or Article 9 of the Bylaws that would adversely affect, or could reasonably be expected to adversely affect, in any material respect, the rights of the Founder Director in his role as a director of the Reorganized Company (whether by merger, consolidation or otherwise). Notwithstanding the foregoing, actions which are permitted by this Agreement or the Certificate of Incorporation (including, without limitation, the Mandatory Exchange Transaction), shall not require the approvals set forth in this Section 3.03.

SECTION 3.04 Agreement with Respect to Voting of Common Stock. (a) Except as provided in Section 3.01(d), in any election of directors, or proposal to remove directors, of the Reorganized Company or in any proposal to adopt, amend or repeal the Bylaws or any provision thereof at a meeting of the stockholders of the Reorganized Company, JBS USA shall cause all shares of Common Stock beneficially owned by it or its Affiliates to be represented at any such meeting either in person or by proxy and (i) shall cause such shares of Common Stock to be voted for or against, to be not voted, or to abstain, (A) with respect to all directorships for which the Equity Nominating Committee is entitled to make nominations, including, without limitation, directorships covered by Section 5.3 of the Certificate of Incorporation, or (B) with respect to proposals to adopt, amend or repeal the Bylaws or any provisions thereof that, if adopted, amended or repealed, individually or taken as a whole, would adversely affect, or could reasonably be expected to adversely affect, in any material respect, the rights of the Minority Investors, as a class, in the same proportion as the shares held by the Minority Investors are voted for or against, not voted, or abstained on any such matter, or
(ii) until the occurrence of the Founder Triggering Event, with respect to the Founder Director, shall cause such shares of Common Stock to be voted for his election or against his removal, as the case may be.

(b) With respect to all matters submitted to a vote of holders of Common Stock (except as provided in Section 3.04(a)), JBS USA may vote, or abstain from voting, or fail to vote, some or all shares of Common Stock held by it, in its sole and absolute discretion.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations of the Reorganized Company. The Reorganized Company hereby represents and warrants that:

(a) The execution, delivery and performance by the Reorganized Company of this Agreement and the consummation by the Reorganized Company of the transactions contemplated hereby are within the Reorganized Company’s power and authority and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Reorganized Company, enforceable against the Reorganized Company in accordance with its terms.

(b) The execution, delivery and performance by the Reorganized Company of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than (i) compliance with any applicable requirements of the federal securities Laws; and (ii) compliance with any applicable foreign or state securities or blue sky Laws.

(c) The execution, delivery and performance by the Reorganized Company of this Agreement and the consummation by the Reorganized Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or the Bylaws, and (ii) assuming compliance with the matters referred to in Section 4.01(b), contravene or conflict with or constitute a violation of, any material provision of any Law applicable to the Reorganized Company.

SECTION 4.02 Representations of JBS USA. JBS USA hereby represents and warrants that:

(a) The execution, delivery and performance by JBS USA of this Agreement and the consummation by JBS USA of the transactions contemplated hereby are within JBS USA’s power and authority and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of JBS USA, enforceable against JBS USA in accordance with its terms.

(b) The execution, delivery and performance by JBS USA of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than (i) compliance with any applicable requirements of the federal securities Laws; and (ii) compliance with any applicable foreign or state securities or blue sky Laws.

(c) The execution, delivery and performance by JBS USA of this Agreement and the consummation by JBS USA of the transactions contemplated hereby do not and will not (i) contravene or conflict with JBS USA’s organizational documents, and (ii) assuming compliance with the matters referred to in Section 4.02(b), contravene or conflict with or constitute a violation of, any material provision of any Law.

ARTICLE 5

MANDATORY EXCHANGE TRANSACTION; TAX-FREE TRANSACTION

SECTION 5.01 Affirmative Covenants.

(a) JBS USA will control the Reorganized Company (within the meaning of section 368(c) of the Code) immediately after the Mandatory Exchange Transaction.

(b) The Parties covenant and agree to report the Mandatory Exchange Transaction as a non-taxable transaction described in section 368 of the Code to all taxing authorities, unless counsel of either Party advises that there is no reasonable basis for taking such position.

(c) The Parties will each use commercially reasonable efforts to ensure that the Mandatory Exchange Transaction will not result in the recognition of gain or loss by the Minority Investors.

SECTION 5.02 Negative Covenants.

(a) Neither JBS USA nor its Affiliates shall redeem or repurchase (or enter into any agreement to redeem or repurchase) any of the shares issued to the Minority Investors in the Mandatory Exchange Transaction for a period of one year following the Mandatory Exchange Transaction.

(b) From the date hereof through the date the Mandatory Exchange Transaction is completed, the Reorganized Company shall not declare or distribute any non pro-rata dividends (other than stock dividends), or redeem (or agree to redeem) any of its capital stock.

(c) From the date hereof through the date ending one year after the Mandatory Exchange Transaction is completed, JBS USA shall not cause the Reorganized Company to cease operating its historic business or cease to use its historic assets in a business.

SECTION 5.03 Permitted Redemptions and Repurchases. Notwithstanding Section 5.02(b), the Reorganized Company is permitted to redeem or repurchase shares of Common Stock held by Persons other than JBS USA and its Affiliates in the ordinary course, provided the following requirements are satisfied:

(a) none of JBS USA and its Affiliates (other than the Reorganized Company) provides the cash or property used to effectuate the redemption or repurchase directly or indirectly;

(b) the cash or property used to effectuate the redemption or repurchase is derived solely from the Reorganized Company’s operating cash flows, and not borrowings, equity issuances or sale or exchange transactions occurring outside of the ordinary course of business;

(c) the redemption or repurchase qualifies for the safe harbor from liability available under Rule 10b-18 of the Exchange Act (or any successor rule); and

(d) the redemption or repurchase does not, and is not reasonably likely to, cause the Reorganized Company to cease to comply with the applicable continued listing standards of the Exchange on which the Common Stock is listed;

provided that, for the avoidance of doubt, the acquisition of the Purchaser Shares by JBS USA shall not constitute a violation of this Article 5.

ARTICLE 6

MISCELLANEOUS

SECTION 6.01 Termination. This Agreement shall terminate only:

(a) by virtue of a written agreement to that effect, signed by both of the Parties; or

(b) on the consummation of the Mandatory Exchange Transaction, or in the event that JBS USA shall own 100% of the Common Stock (except with respect to Article 5, which shall survive until the periods specified therein shall have expired);

provided that no termination of this Agreement pursuant to this Section 6.01 shall affect the right of any Party to recover damages or collect indemnification for any breach of the representations, warranties or covenants herein that occurred prior to such termination.

SECTION 6.02 Public Filings. JBS USA shall use commercially reasonable efforts to cause the Reorganized Company to file with the SEC in a timely manner all reports and other documents required to be filed or submitted by the Reorganized Company under the Securities Act and the Exchange Act and to comply with the rules thereunder.

SECTION 6.03 Market Listing. The Reorganized Company shall, and JBS USA shall cause its Affiliates and the Reorganized Company to, use their respective commercially reasonable efforts to maintain the listing on an Exchange, and registration under Section 12 of the Exchange Act, of the Common Stock. The Reorganized Company shall not, and JBS USA shall cause its Affiliates and the Reorganized Company not to, take any action that is reasonably likely to cause the Common Stock to be delisted from the Exchange on which the Common Stock is listed, provided that neither the Reorganized Company nor JBS USA shall have any obligation to ensure the share price or market value of the Common Stock is sufficient to maintain such listing. If the Common Stock is delisted from an Exchange, the Reorganized Company and JBS USA shall, and JBS USA shall cause its Affiliates to, use their respective commercially reasonable efforts to cause the Common Stock to be listed on another Exchange. Notwithstanding the foregoing, neither JBS USA and its Affiliates nor the Reorganized Company shall be prohibited from taking any action which is permitted by this Agreement or the Certificate of Incorporation (including, without limitation, the Mandatory Exchange Transaction).

SECTION 6.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Stock Purchase Agreement (and shall be deemed given as specified therein):

(a) if to JBS USA, as provided in the Stock Purchase Agreement;

(b) if to the Reorganized Company:

Pilgrim’s Pride Corporation

4845 US Highway 271 North

Pittsburg, TX 75686

Facsimile: 972-290-8950

Attention: Chief Executive Officer

                  Equity Directors of the Board

                  Founder Director

with a copy to:

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201

Facsimile: 214-965-5914

Attention: Alan G Harvey

                 W. Crews Lott

SECTION 6.05 Amendments and Waivers. (a) Subject to Section 6.21, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is (i) in writing and signed, in the case of an amendment, by both Parties, or in the case of a waiver, by the Party or Parties against whom the waiver is to be effective, (ii) with respect to any amendment or waiver that would adversely affect, or could reasonably be expected to adversely affect, in any material respect, the rights of the Minority Investors, as a class, approved by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding capital stock entitled to vote generally in the election of directors (other than shares of capital stock of the Reorganized Company beneficially owned by JBS USA and its Affiliates), voting together as a single class and (iii) with respect to any amendment or waiver of Sections 1.01, 3.01, 3.03, 3.04, 6.04 and this Section 6.05 that would adversely affect, or could reasonably be expected to adversely affect, in any material respect, the rights of the Founder Director in his role as a director of the Reorganized Company, approved by the Founder Director.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(c) This Agreement and the rights, duties and obligations of the Parties hereunder may not be assigned or delegated by the Parties in whole or in part.

SECTION 6.06 Binding Effect. This Agreement shall be binding upon and inure to the benefit of both of the Parties and their respective successors, executors, administrators, heirs and legal representatives.

SECTION 6.07 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

SECTION 6.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, including all matters of construction, validity and performance.

SECTION 6.09 Submission to Jurisdiction. (a) The Parties agree to exclusive jurisdiction in the Chancery Court of the State of Delaware, or in any federal court sitting in the State of Delaware.

(b) The Parties hereby unconditionally and irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in any court specified in paragraph (a) above, or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 6.04.

SECTION 6.10 Waiver of Jury Trial. THE PARTIES EACH ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH SUCH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

SECTION 6.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 6.11.

SECTION 6.12 Entire Agreement. This Agreement and the Stock Purchase Agreement, together with the Certificate of Incorporation, the Bylaws and any other Ancillary Agreement, constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.

SECTION 6.13 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereto.

SECTION 6.14 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Agreement as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 6.15 Public Announcements. Except as required by Law or by the requirements of any Exchange on which the securities of a Party hereto are listed, no Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 6.16 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the Parties may have by Law or otherwise.

SECTION 6.17 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles”, “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

SECTION 6.18 No Third Party Beneficiaries. Subject to Section 6.21, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted successors, and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 6.19 Construction. Each Party acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any Action relating to, in connection with or involving this Agreement. Accordingly, the Parties hereby waive the benefit of any rule of Law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the party who drafted such language.

SECTION 6.20 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof.

SECTION 6.21 Enforcement of Reorganized Company Rights. Notwithstanding anything herein to the contrary, to the maximum extent permitted by Law, the Equity Nominating Committee, acting by majority vote, shall have the right to control the Reorganized Company’s exercise of its rights and remedies hereunder, including, without limitation, (a) the granting of (or refusal to grant) any approvals, consents or waivers by the Reorganized Company hereunder, (b) the giving (or withholding) of any notices by the Reorganized Company hereunder, (c) the approval (or disapproval) of the Reorganized Company’s entry into any amendment or supplement to this Agreement and (d) the initiation, prosecution or settlement of any Actions arising in connection herewith.

SECTION 6.22 Section 16 Matters. Prior to the Mandatory Exchange Transaction, each of JBS USA and the Reorganized Company shall take all such commercially reasonable steps and obtain such approvals or consents as may be required to cause any dispositions of the Common Stock (including pecuniary interests in, and derivative securities with respect to, Common Stock) or acquisitions of JBS USA Common Stock (including any pecuniary interest therein) resulting from the Mandatory Exchange Transaction by each individual, whether on his or her behalf or as deputy for another holder of Common Stock, who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Reorganized Company, to be exempt under
Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the interpretive guidance set forth by the SEC.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

PILGRIM’S PRIDE CORPORATION

By:
Name:
Title:

JBS USA HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

SCHEDULE 3.01(a)(i) – INITIAL JBS DIRECTORS

•	Don Jackson

•	[Others to come]

SCHEDULE 3.01(a)(iii) – INITIAL EQUITY DIRECTORS

•	[To come]